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                                                                     EXHIBIT 8.1



                      [LETTERHEAD OF SULLIVAN & CROMWELL]



                                                                    July 6, 1998



United HealthCare Corporation,
9900 Bren Road East,
Minnetonka, MN, 55343.



      Re:  Form S-4 Registration Statement



Ladies and Gentlemen:



    We have acted as your counsel in connection with the Registration Statement (Registration No. 333-55777) on Form S-4 filed with the Securities and Exchange Commission on June 2, 1998 (the "Registration Statement") and hereby confirm to you that, in our opinion, the discussion under the heading "Certain Federal Income Tax Consequences" in the Registration Statement accurately describes the United States federal income tax consequences of the Merger applicable to United HealthCare, Humana, Merger Sub and the stockholders of Humana, subject to the assumptions and limitations set forth under such heading.



    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.



    We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and all amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                          Very truly yours,
                                          /s/ SULLIVAN & CROMWELL